Exhibit 10.1
Wolverine World Wide, Inc.
Amended and Restated Executive Short-Term Incentive Plan
(Annual Bonus Plan)

SECTION 1:    Amendment and Restatement of Plan; Purpose of Plan
1.1.     Establishment of Plan.  The Company hereby amends and restates the AMENDED AND RESTATED EXECUTIVE SHORT-TERM INCENTIVE PLAN (ANNUAL BONUS PLAN) (the “Plan”), for its executive officers, senior corporate and divisional officers and other key employees. The Plan amends and restates the Wolverine World Wide, Inc. Amended and Restated Executive Short-Term Incentive Plan (Annual Bonus Plan) previously approved by the stockholders at the 2017 Annual Meeting of Stockholders, but is not subject to further shareholder approval. The Plan provides for the payment of Incentive Bonuses to Participants based upon the achievement of Performance Measures during a specified Performance Period.
1.2.     Purpose of Plan.  The purpose of the Plan is to motivate Participants to improve the Company’s profitability and growth through the attainment of carefully planned goals, to promote initiative and cooperation through awards based on corporate and divisional performance and to encourage outstanding individuals to enter and continue in the employ of the Company.
1.3.    Effective Date.  This amendment and restatement of the Plan is effective as of May 01, 2019.
SECTION 2:    Definitions
The following terms have the stated definitions unless a different meaning is plainly required by the context:

2.1.    “Act” means the Securities Exchange Act of 1934, as amended.
2.2.    “Beneficiary” means the individual, trust or other entity designated by the Participant to receive any amount payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant’s will is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant’s Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be paid to the Participant’s estate.
2.3.    “Board” means the Board of Directors of the Company.
2.4.    “Code” means the Internal Revenue Code of 1986, as amended.

2.5.    “Committee” means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan. The Committee shall consist of at least two members.
2.6.    “Company” means Wolverine World Wide, Inc., a Delaware corporation, and its successors and assigns.
2.7.    “Eligible Employees” means executive officers, senior corporate and divisional officers and other key employees of the Company or a Subsidiary.
2.8.    “Fiscal Year” means the fiscal year of the Company for financial reporting purposes as the Company may adopt from time to time.
2.9.    “Incentive Bonus” means an annual bonus awarded and paid to a Participant for services to the Company during a Performance Period that is based upon the achievement of Performance Measures established in accordance with the Plan.
2.10.    “Participant” means an Eligible Employee who is designated as a Participant by the Committee for a Performance Period.
2.11.     “Performance” means the level of achievement of the Performance Measures as determined by the Committee pursuant to Section 6.1.
2.12.    “Performance Measure” or “Performance Measures” means the performance measures established by the Committee pursuant to Section 5.
2.13.    “Performance Period” means a Fiscal Year or other period determined by the Committee.
2.14.     “Subsidiary” means any company or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company.
2.15.     “Surviving Spouse” means the spouse of the Participant at the time of the Participant’s death who survives the Participant. If the Participant and spouse die under circumstances which prevent ascertainment of the order of their deaths, it shall be presumed for the Plan that the Participant survived the spouse.
2.16.      “Target Bonus” means the bonus amount established by the Committee for each Participant under Section 5.1(a).
SECTION 3:    Administration
3.1.    Power and Authority.  The Plan shall be administered by the Committee. The Committee may delegate recordkeeping, calculation, payment and other ministerial or administrative functions to individuals designated by the Committee, who may be employees of the Company or its Subsidiaries. Except as limited by the Plan, the Committee shall have all of the express and implied powers and duties set forth in the Plan and shall have full authority and discretion to interpret the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be as effective as if it had been taken at a meeting. The Committee may make such other rules for the conduct of its business and may adopt such other rules, policies and forms for the administration, interpretation and implementation of the Plan as it deems advisable. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive.
3.2.    Indemnification of Committee Members.  Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan or for any adverse tax or other consequence to any Participant or to the estate or beneficiary of a Participant, including by reason of the application of Section 7.10 or any acceleration of income or any additional tax (including interest and penalties) asserted by reason of the failure of an Incentive Bonus to satisfy the requirements of Section 409A of the Code or Section 4999 of the Code. Each individual who is or has been a member of the Committee, or delegated authority by the Committee, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with any act or failure to act under the Plan. Each such individual shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.
SECTION 4:    Participation
4.1.    Participation.  The Committee shall select the Eligible Employees who will Participants in the Plan for a Performance Period. If, following the commencement of a Performance Period, (a) an Eligible Employee commences employment with the Company or a Subsidiary, or (b) a current employee of the Company or a Subsidiary first becomes an Eligible Employee, and, in either case, such Eligible Employee is designated as a Participant by the Committee, unless otherwise determined by the Committee, the Performance Period applicable to such Eligible Employee’s Incentive Bonus for such Fiscal Year will begin on the date of such commencement of employment or eligibility, as applicable, and end on the last day of such Performance Period.
4.2.    Continuing Participation.  Selection as a Participant for a Performance Period by the Committee is limited to that Performance Period. An Eligible Employee will be a Participant for a Performance Period only if designated as a Participant by the Committee for such Performance Period.
SECTION 5:    Incentive Bonus Terms; Performance Measures
5.1.    Incentive Bonus Terms.  The Committee shall establish the terms of the Incentive Bonus for each Participant or group of Participants in the manner specified in this Section 5. For each Participant or group of Participants for each Performance Period, the Committee shall specify:
(a)    Target Bonus.  A Target Bonus, expressed as a percentage of the Participant’s base salary or a specified dollar amount;
(b)    Incentive Bonus.  The amount that may be payable under an Incentive Bonus, expressed as a percentage of the Target Bonus, based on the level (or varying levels) of achievement of the Performance

Measures; for these purposes, the Incentive Bonus payable based on varying levels of achievement may be expressed either as (i) a matrix of percentages of the Target Bonus that will be paid at specified levels of achievement of the Performance Measures or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of achievement of the Performance Measures.
(c)     Performance Measures.  The Performance Measures applicable to the Incentive Bonus; and
(d)    Conditions on Incentive Bonus.  Any specific circumstances under which an Incentive Bonus specified under subsection (b) above may be increased, reduced or forfeited.  In addition, notwithstanding anything in the Plan to the contrary, the Committee may at any time, and for any reason, exercise negative discretion to reduce or eliminate any Incentive Bonus.
5.2.    Performance Measures.  For purposes of the Plan, “Performance Measure” means any measure (or measures) of performance relating to any one or more performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, division, line or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to an index or indices or a designated comparison group or groups, in each case as specified by the Committee. The Performance Measures may include, without limitation: (i) net earnings or earnings per share (including earnings before interest, taxes, depreciation and/or amortization); (ii) income, net income or operating income; (iii) revenues; (iv) net sales; (v) return on sales; (vi) return on equity; (vii) return on capital (including return on total capital or return on invested capital); (viii) return on assets or net assets; (ix) earnings per share; (x) economic or business value added measurements; (xi) return on invested capital; (xii) return on operating revenue; (xiii) cash flow (before or after dividends); (xiv) stock price; (xv) total stockholder return; (xvi) market capitalization; (xvii) economic value added; (xviii) debt leverage (debt to capital); (xix) operating profit or net operating profit; (xx) operating margin or profit margin; (xxi) cash from operations; (xxii) market share; (xxiii) product development, release schedules, lead times, delivery or quality; (xxiv) new product innovation; (xxv) cost or expense controls; (xxvi) customer acquisition or retention; (xxvii) customer service; or (xxviii) customer satisfaction. The Performance Measure and any targets with respect thereto  determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss.
The Committee (a) may appropriately adjust any evaluation of the satisfaction of Performance Measures to eliminate the effects of charges for restructurings, discontinued operations, unusual or infrequently occurring items and all items of gain, loss or expense determined to be unusual or infrequent in nature or related to the disposal of a segment of a business or related to a change in accounting principle, all as determined in accordance with applicable accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (b) may appropriately adjust any evaluation of the achievement of Performance Measures to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs; (ii) litigation, claims, judgments or settlements; (iii) the effect of changes in tax law or other such laws or provisions affecting reported results; (iv) corporate stock and asset acquisitions and dispositions; (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company, and (vii) such other events as determined by the Committee in its discretion.

5.3.    Time of Determination by Committee.  The Committee shall establish in writing all terms applicable to an Incentive Bonus pursuant to this Section 5 at such times as it determines.
SECTION 6:    Determination and Payment of Incentive Bonuses
6.1.    Committee Determination.  The Incentive Bonus, if any, payable to each Participant for any Performance Period shall be determined by the Committee on the basis of the Target Bonus and achievement of the Performance Measures established by the Committee pursuant to Section 5. After the end of the Performance Period, the Committee shall determine, prior to payment of any Incentive Bonus, the extent to which the applicable Performance Measures were achieved.
6.2.    Eligibility for Payment.  An Incentive Bonus otherwise payable to a Participant for a Performance Period shall be adjusted as follows:
(a)    Retirement, Death or Total Disability.  If the Participant ceases to be a Participant before the end of the Performance Period and more than six months after the beginning of such Performance Period because of death, normal or early retirement under the Company’s retirement plan, as then in effect, or total disability under the Company’s long-term disability plan, as then in effect, the Participant or the Participant’s Beneficiary, will be entitled to payment of a prorated portion of the Incentive Bonus calculated as follows: 100% of the Incentive Bonus that the Participant would have received, if any, had the Participant been a Participant until the last day of the applicable Performance Period, multiplied by the ratio of the Participant’s full months as a Participant during that Performance Period to the number of months in the Performance Period. Notwithstanding the foregoing, the Committee shall have discretion to increase, reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.2(a).
(b)    Reassignment of Duties.  If a Participant is reassigned employment duties before the end of any Performance Period, the Participant will be entitled to payment of a prorated portion of the Incentive Bonus calculated as follows: 100% of the Incentive Bonus that the Participant would have received, if any, had the Participant been a Participant until the last day of the applicable Performance Period, multiplied by the ratio of the Participant’s full months as a Participant during the Performance Period prior to the reassignment to the number of months in the Performance Period. If such Participant is designated as a Participant in his or her new position, the Participant will also be entitled to payment of a prorated portion of the Incentive Bonus with respect to such new position calculated as follows: 100% of the Incentive Bonus that the Participant would have received, if any, had the Participant had been a Participant during the entire Performance Period, multiplied by the ratio of the Participant’s months as a Participant during that Performance Period after the reassignment (rounded up to the next full month) to the number of months in that Performance Period (but not in excess of the maximum amount payable in respect of such Performance Period, as previously determined by the Committee).
(c)    Other Termination.  Except as provided in Section 6.2(a), if the Participant’s employment terminates prior to the payment of an Incentive Bonus with respect to any Performance Period, the Participant will not be entitled to payment of the Incentive Bonus for such Performance Period.

6.3.    Maximum Incentive Bonus.  The maximum Incentive Bonus payable to any Participant for a Fiscal Year under this Plan shall not exceed $4,000,000.
6.4.    Payment to Participant or Beneficiary.  Any Incentive Bonus payable to a Participant shall be paid to the Participant, or the Beneficiary of any deceased Participant, by the Company as soon as reasonably feasible following final determination by the Committee of the amount payable as provided in Section 6.1; provided, however, in no event may an Incentive Bonus be paid later than the fifteenth day of the third month following the end of the Performance Period to which the Incentive Bonus relates.
6.5.    Manner of Payment.  Each Participant will receive his or her Incentive Bonus in cash.
SECTION 7:    General Provisions
7.1.    Benefits Not Guaranteed.  Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that an Incentive Bonus will be payable under the Plan.
7.2.    No Right to Participate.  Nothing in this Plan shall be deemed or interpreted to provide a Participant or any Eligible Employee any contractual right to participate in or receive benefits under the Plan. No designation of an employee as an Eligible Employee or a Participant for all or any part of a Performance Period shall create a right to an Incentive Bonus under the Plan for any other Performance Period. There is no obligation of uniformity of treatment of Eligible Employees or Participants under the Plan. The loss of any Incentive Bonus will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation of the Company or a Subsidiary to a Participant.
7.3.    No Employment Right.  Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company or any Subsidiary will continue to employ any individual and this Plan shall not be construed or applied as an employment contract or obligation. Nothing in this Plan shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant or Eligible Employee or to terminate the employment of any Participant or Eligible Employee with or without reason at any time.
7.4.    No Assignment or Transfer.  Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach or hypothecate any amount or credit, potential payment or right to future payments of any amount or credit or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.
7.5.    No Limit on Other Compensation Arrangements.  Nothing contained in this Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements. A Participant may have other targets under other plans of the Company. However, no payment under any other plan or arrangement shall be contingent upon failure to attain the criteria for payment of an Incentive Bonus under this Plan.

7.6.    Withholding and Payroll Taxes.  The Company shall deduct from any payment made under this Plan all amounts required by federal, state, local and foreign tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.
7.7.    Incompetent Payee.  If the Committee determines that an individual entitled to a payment under this Plan is incompetent, it may cause benefits to be paid to another individual for the use or benefit of the Participant or Beneficiary at the time or times otherwise payable under this Plan in total discharge of the Plan’s obligations to the Participant or Beneficiary.
7.8.    Governing Law.  The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.
7.9.    Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the remaining provisions of the Plan shall not be affected and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
7.10.    Clawback. Incentive Bonuses are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Incentive Bonuses, in each case (a) to the extent provided by the Committee in connection with (i) a breach by the Participant any non-competition, non-solicitation, confidentiality or similar covenant or agreement with the Company or any of its affiliates or (ii) an overpayment to the Participant of incentive compensation due to inaccurate financial data, (b) in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or (c) as otherwise required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Act. Each Participant, by accepting an Incentive Bonus pursuant to the Plan, agrees to return the full amount required under this Section 7.10 at such time and in such manner as the Company shall determine in its sole discretion.
SECTION 8:    Termination and Amendment
The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interests of the Company. Except as otherwise provided in this Plan and the applicable Performance Measures established pursuant to this Plan for determining the amount of any Incentive Bonus for a Fiscal Year or part thereof, no Incentive Bonuses shall be payable for the Fiscal Year in which the Plan is terminated, or, if later, in which the termination is effective.

SECTION 9:    Duration of the Plan
This Plan shall continue in effect until terminated by the Board.